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PriceCostco
Contact: Richard A. Galanti
(206) 803-8203
Robert Nelson
(206) 803-8255

Price Enterprises
Contact: Daniel T. Carter
(619) 581-4889

FOR IMMEDIATE RELEASE

PRICECOSTCO AND PRICE ENTERPRISES ANNOUNCE COMPLETION OF
EXCHANGE OFFER RESULTING IN THE SPIN-OFF OF PRICE ENTERPRISES;
APPROXIMATELY 23 MILLION SHARES TENDERED

    Kirkland, Washington; San Diego, California -- December 21, 1994 -- PriceCostco, Inc. (NASDAQ: PCCW) and Price Enterprises, Inc. (NASDAQ: PREN) today announced the completion of the exchange offer in which PriceCostco offered to exchange one share of Price Enterprises common stock for each share of PriceCostco common stock tendered, up to a maximum of 27 million shares of Price Enterprises common stock. The exchange offer expired Tuesday, December 20, 1994 at 12:00 midnight, New York City time, in accordance with the terms of the exchange offer.

    Price Costco stated that, according to the exchange agent's preliminary count, approximately 23 million shares of PriceCostco common stock were tendered by physical delivery, book-entry transfer or notice of guaranteed delivery. All properly tendered shares of PriceCostco common stock have been accepted for exchange and the issuance of certificates representing shares of Price Enterprises common stock will begin promptly.

    Based on the exchange agent's preliminary count, following the issuance of shares of Price Enterprises common stock in the exchange offer, PriceCostco will hold approximately four million shares of Price Enterprises common stock. Pursuant to an agreement between PriceCostco and Price Enterprises, PriceCostco is required, at its option, either (i) to distribute the remaining shares of Price Enterprises common stock on a pro rata basis to PriceCostco stockholders or (ii) to sell such shares to Price Enterprises in exchange for a promissory note. PriceCostco has stated that no decision has yet been made as to what action it will take.

    As a result of the exchange offer, Price Enterprises is now a separate, publicly-traded company. Price Enterprises common stock will be traded on The Nasdaq Stock Market's National Market under the symbol "PREN" effective today.